[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                                     EXHIBIT 10.1



                    LICENSE AND SUPPLY AGREEMENT

     Agreement made as of June 17, 1997 by and between IDEXX Laboratories, Inc., a Delaware corporation having its principal place of business at One IDEXX Drive, Westbrook, Maine 04092 ("IDEXX"), and Alteon Inc., a Delaware corporation having its principal place of business at 170 Williams Drive, Ramsey, New Jersey 07446 ("Alteon").

                            INTRODUCTION

     Alteon possesses certain technology and patents related to the therapeutic use of pimagedine and certain technology and patents related to the detection of advanced glycosylation end-products (AGE's). IDEXX desires to license from Alteon the right to use such technology and patents to develop, manufacture and market therapeutic and diagnostic products for companion animals, and Alteon desires to license to IDEXX such technology for such purposes, all on the terms and conditions set forth herein.

     In consideration of these premises and the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IDEXX and Alteon agree as follows:

                      Article I.  DEFINITIONS

     As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

     1.1     "Active Ingredients" shall mean pimagedine
(aminoguanidine) and all structurally related compounds.

     1.2 "Affiliate" shall mean, with respect to a party, a person or entity which controls, is controlled by or is under common control with, such party.

     1.3 "Confidential Information" shall mean all information regarding a party's technology, products or business, which (i) is designated as confidential in writing by the disclosing party, by letter or by the use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by the disclosing party to the other party, or (ii) is orally or visually disclosed by a party, or is disclosed in writing without an appropriate letter, stamp or legend, if the disclosing party, within thirty (30) days after such disclosure, delivers to the other party a written document or documents describing the information and referencing the place and date of such oral, visual or written disclosure and the names of the persons to whom such disclosure was made.

     1.4 "Dermal Product" shall mean a topical therapeutic product for use in the treatment of dermatitis in canines to be developed by IDEXX, based upon or utilizing the Licensed
Technology.

     1.5 "Diabetes Product" shall mean an oral therapeutic product for use in the treatment of the complications of diabetes and/or age-related diseases in canines to be developed by IDEXX, based upon or utilizing the Licensed Technology.

     1.6 "Diagnostic Products" shall mean such diagnostic products for use in the Exclusive Area as may be developed by or on behalf of IDEXX or its Affiliates or sublicensees during the term of this Agreement, based upon, embodying or utilizing the Licensed Technology.

     1.7 "Exclusive Area" shall mean all applications for dogs, cats and horses.

     1.8 "IDEXX Improvements" shall mean improvements and enhancements to the Licensed Technology which are conceived, developed or reduced to practice by IDEXX during the term of this Agreement, and all Patent Rights of IDEXX related thereto.

     1.9 "Licensed Technology" shall mean (i) all technical information, data, techniques, processes, know-how and trade secrets throughout the world owned or possessed by, or licensed to, Alteon (and to which Alteon has the right to grant licenses or sublicenses) as of the date of this Agreement relating to the therapeutic use of the Active Ingredients or the detection of AGE's, (ii) all improvements and enhancements thereto which are conceived, developed or reduced to practice by, or licensed by parties other than IDEXX to, Alteon during the term of this Agreement, and (iii) all Patent Rights of Alteon relating to the foregoing.

     1.10 "Net Sales" shall mean the gross amount actually received by IDEXX or its Affiliates on the sale to non-Affiliates of IDEXX of, or the use of, Therapeutic Products, less (a) credits or allowances, if any, actually granted, (b) discounts actually allowed, (c) freight, postage and insurance charges and additional special packaging charges, if invoiced separately, (d) customs duties, and (e) excise, sales, value added and similar taxes imposed upon and paid with respect to such sales (excluding income taxes). Net Sales shall not include any amounts received by IDEXX or any Affiliate on account of the sale of Therapeutic Products to IDEXX or any other Affiliate. Net Sales attributable to a Therapeutic Product which is sold as a "bundle" with one or more products which are not Therapeutic Products shall be an amount equal to the list price of the Therapeutic Product multiplied by a fraction, the numerator of which is the aggregate sales price for such bundled products and the denominator of which is the aggregate list price for such bundled products.

     1.11 "Patent Rights" of a party shall mean all patents and patent applications throughout the world which such party owns or controls (and to which such party has the right to grant licenses or sublicenses), including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part. The patents and patent applications comprising Patent Rights of Alteon included in Licensed Technology as of the date of this Agreement are set forth on Schedule A hereto.

     1.12     "Products" shall mean Diagnostic Products and
Therapeutic Products.

     1.13 "Sublicense Revenue" shall mean all license fees, royalties or other revenue, including, without limitation, up-front fees, milestone payments and lump-sum payments, received by IDEXX or an Affiliate from non-Affiliate sublicensees from the sublicensing to such non-Affiliates of any Licensed Technology for use in Therapeutic Products.

     1.14 "Therapeutic Products" shall mean (i) Diabetes Products, (ii) Dermal Products, and (iii) such other pharmaceuticals, nutrition supplements or other non-diagnostic products for use in the Exclusive Area as may be developed by or on behalf of IDEXX or its Affiliates or sublicensees during the term of this Agreement, based upon, embodying or utilizing the Licensed Technology.

     1.15     "Valid Claim" shall mean a claim of any unexpired
United States or foreign patent or patent application which shall not have been withdrawn, cancelled or disclaimed, nor held invalid by a court of competent jurisdiction in a final decision from which an appeal can not be taken.

                   Article II.  LICENSE TERMS

     2.1 License. Subject to the terms and conditions of this Agreement, Alteon hereby grants to IDEXX a worldwide, exclusive license, with full rights to sublicense, to use the Licensed Technology to develop, have developed, make, have made, sell, have sold, and use Products for use in the Exclusive Area.

     2.2 Assistance. From time to time upon the request of IDEXX, Alteon shall provide to IDEXX, without charge to IDEXX,
(i) at least one copy of all information as may be known or possessed by Alteon (which Alteon has the right to disclose) and as may be reasonably necessary for IDEXX to exploit the license granted in Section 2.1 (including, without limitation, all documents describing or depicting, and other tangible manifestations of, the Licensed Technology and such data relating to the Active Ingredients as IDEXX may reasonably require in order to prepare, file and obtain any approvals, permits, licenses or registrations required for the commercial sale of Products), and (ii) technical assistance in connection with the transfer to IDEXX of such information and the use thereof by IDEXX, including such assistance as may be agreed upon by the parties relating to the development of Products and the preparation and filing of regulatory submissions. IDEXX acknowledges and agrees that nothing in this Agreement shall obligate Alteon to provide any data or information to IDEXX that is developed by or with any other licensee of Alteon to the extent that Alteon is contractually prevented from doing so; provided, however, that Alteon shall use best efforts to obtain from each party who in the future becomes a licensee of Alteon the right to sublicense and provide such data or information to IDEXX.

     2.3 Improvements. IDEXX hereby grants to Alteon a worldwide, exclusive, royalty free, license, with full rights to sublicense, to use the IDEXX Improvements for the development, manufacture, sale or use of Active Ingredient-based products for use in humans or components for incorporation into Active Ingredient-based products for use in humans.

     2.4 Facility Inspections. Alteon shall permit employees or representatives of IDEXX, during normal business hours and upon reasonable prior notice, to visit the facilities of Alteon to observe the manufacture of Active Ingredients, provided that such visits do not unreasonably disrupt the conduct of the business undertaken at such facilities. All such employees or representatives, while at such facilities, shall comply with all reasonable rules and regulations established by Alteon. Alteon shall permit reasonable inspection of its facilities by representatives of governmental agencies, if and to the extent IDEXX believes it necessary or desirable in order to comply with any statue or regulation or to obtain or maintain any necessary licenses, permits or approvals. In the event that Active Ingredient is manufactured for Alteon by one or more third parties, Alteon shall use best efforts to require such third party suppliers to provide to IDEXX inspection rights with respect to such third parties' facilities equivalent to those set forth in this Section 2.4.

     2.5  *

* Confidential Treatment Requested

          *

     2.6 Development Obligation. IDEXX shall use reasonable commercial efforts to achieve each of the development milestones set forth in Section 3.1 within a reasonable period of time after the date of this Agreement, or as the parties shall mutually agree.

                 Article III.  FEES AND ROYALTIES

     3.1 License Fees. In consideration of the licenses granted herein, IDEXX shall pay to Alteon license fees as follows:

          (a) $*, payable within 30 days after the execution of this Agreement by both parties;

          (b)     $*, payable upon *;

          (c)     $*, payable upon *;

          (d)     $*, payable upon *;

          (e)     $*, payable upon *;

* Confidential Treatment Requested

          (f)     $*, payable upon *; and

          (g)     $*, payable upon *.

Each of the payments required pursuant to Sections 3.1(b) through 3.1(g) shall be paid by IDEXX within 30 days after the achievement of such milestone.

     3.2     Royalties.

          (a) Royalty Rate. IDEXX shall pay to Alteon, during the applicable term described in Section 3.2 (b), earned royalties at the rate of *% on all Net Sales of Therapeutic Products covered by a Valid Claim of any of the Patent Rights included in Licensed Technology, and *% on all Net Sales of Therapeutic Products that are not so covered but that are based upon, embody or use any other Licensed Technology.

          (b) Payment Period. The obligation of IDEXX to pay royalties on Net Sales of Therapeutic Products covered by one or more Valid Claims shall terminate on a country-by-country basis concurrently with the expiration or termination of all applicable patents (if such Valid Claims are patent) or the withdrawal, cancellation or disclaiming of all applicable patent applications (if such Valid Claim are patent application) in the country in the which the Therapeutic Product is manufactured, used or sold. The obligation of IDEXX to pay royalties on sales of Therapeutic Products based upon, embodying or using any other Licensed Technology shall terminate in all countries on the earlier of (i) the twentieth anniversary of this Agreement, or (ii) the date on which such Licensed Technology becomes generally known to the public. In no event shall more than one royalty be due for any Therapeutic Product sold by IDEXX or its Affiliates. Upon expiration in accordance with this Section 3.2(b) of the royalty obligations with respect to all or any portion of the Licensed Technology, the license granted pursuant to Section 2.1 shall become, with respect to such Licensed Technology, or portion thereof, non-exclusive and fully paid.

          (c) Competitive Products. In the event that IDEXX determines that the sales of any Therapeutic Products in any country are or are likely to be adversely affected by the introduction by a third party of a pimagedine-based competitive product, then the parties shall negotiate in good faith with respect to a reduction in the royalty rate payable with respect to such Therapeutic Product in such country to reasonably account for the effects of such competition.

     3.3 Sublicense Fees. IDEXX shall pay to Alteon *% of all Sublicense Revenue. No such amounts shall be payable with respect to any sublicensing of Licensed Technology to Affiliates of IDEXX; provided that royalties on Net Sales by such Affiliate of Therapeutic Products are paid in accordance with the provisions of Sections 1.10 and 3.2.

* Confidential Treatment Requested

     3.4 Minimum Payments. IDEXX shall make, with respect to each successive 12-month period commencing upon the first commercial sale by IDEXX of a Therapeutic Product, minimum payments to Alteon (which may either be earned royalties on Net
Sales calculated as set forth in Section 3.2, sublicense fees under Section 3.3 or voluntary payments in excess of those calculated and payable under Sections 3.2 and 3.3, or any combination thereof), in the following amounts:

          (a)     for the first such 12-month period, $*;

          (b)     for the second such 12-month period, $*; and

          (c) for the third such 12-month period and each subsequent 12-month period, $*.

The sole consequence of the failure of IDEXX to make the minimum payments set forth in this Section 3.4 shall be that Alteon may give notice to IDEXX of its election to amend the license granted to IDEXX herein so as to make it non-exclusive. Such license shall become non-exclusive unless IDEXX shall have made all such minimum payments within 30 days after such notice; provided, however, that the right of Alteon to give such notice and to amend such license shall be suspended if and to the extent that IDEXX's failure to make the minimum payments has been caused by the failure of Alteon, for any reason, including on account of an event of force majeure, to supply Active Ingredient.

     3.5 Reports and Payments. IDEXX shall deliver to Alteon within 60 days after the end of each calendar quarter a written report showing its computation of royalties and sublicense fees due under this Agreement for such quarter. Simultaneously with the delivery of each such report, IDEXX shall tender payment of all amounts shown to be due thereon. During the term of this Agreement, Alteon shall have the right from time to time (not to exceed once during each calendar year) to inspect, or have an agent, accountant or other representative inspect, during normal business hours, and upon reasonable advance notice (not less than 72 hours), such books, records and other supporting data of IDEXX as may be necessary to verify IDEXX's computation of payments due under this Agreement. In the event Alteon discovers a discrepancy in one or more report(s) and/or payment(s), then payment by IDEXX of the shortfall or refund by Alteon of any overpayment shall be made within 15 (fifteen) days after notice of such discovery.

       Article IV.  PURCHASE AND SALE OF ACTIVE INGREDIENT

     Alteon shall either: (i) negotiate in good faith with IDEXX an agreement to supply Active Ingredient to IDEXX at the average unit price offered to Alteon by * or Alteon's other third party supplier of Active Ingredient, plus a reasonable handling fee, and on such other commercially reasonable terms and conditions (including, without limitation, warranty and product liability indemnification) as may be mutually agreeable; or (ii) assist IDEXX, and use best efforts to require its third party

* Confidential Treatment Requested
supplier of Active Ingredient to, negotiate in good faith with IDEXX an agreement between IDEXX and such third party supplier to provide for such third party supplier to supply Active Ingredient to IDEXX at a price and on such other commercially reasonable terms and conditions (including, without limitation, warranty and product liability indemnification) as may be mutually agreeable; or (iii) assist IDEXX, and use best efforts to require any other licensee of Alteon who is manufacturing Active Ingredient to, negotiate in good faith an agreement between IDEXX and such licensee to provide for such licensee to supply Active Ingredient to IDEXX at a price and on such other commercially reasonable terms and conditions (including, without limitation, warranty and product liability indemnification) as may be mutually agreeable.

     In the event that IDEXX has not, despite the use of good faith efforts, entered into an agreement with Alteon or another party described in the preceding paragraph for the supply of Active Ingredient by the earlier of (i) the date on which IDEXX notifies Alteon that it is ready to commence clinical trials with respect to a Therapeutic Product (which shall not be earlier than six months from the date of this Agreement), or (ii) one year from the date of this Agreement, then IDEXX and Alteon shall cooperate to obtain another source for the Active Ingredient. In such event, IDEXX shall be entitled to deduct, from any payments then due or in the future coming due under this Agreement, the amount of such non-recurring expenditures actually and reasonably incurred by IDEXX in order to establish and qualify a satisfactory source for the supply of Active Ingredient. In connection with the establishment and qualification of a source for the supply of Active Ingredient, Alteon may provide such assistance to IDEXX as Alteon deems appropriate in order to minimize the amount of such expenditures.

              Article V.  INTELLECTUAL PROPERTY RIGHTS

     5.1 Patent Prosecution. Except as otherwise set forth in this Article V, Alteon shall have the exclusive right, with respect to inventions encompassing Licensed Technology, at its expense, and IDEXX shall have the exclusive right, with respect to inventions encompassing IDEXX Improvements, at its expense, to file, prosecute, maintain and enforce patents. Each party shall timely notify the other party (but in no event less than 90 days prior to the expiration of any priority rights period) if it intends not to seek such patent protection or, after having filed any patent application, it decides to discontinue prosecution or maintenance of such applications or patents resulting from such applications, and thereafter the other party shall have the right, at its expense but in the name of the party creating the invention, using counsel reasonably acceptable to such party, to file, prosecute, maintain and enforce in such country patents relating to such invention. Each party shall render such reasonable assistance as may be necessary to allow the other party to exploit its right under this Section 5.1, including, without limitation, using best efforts to have signed all legal documents appropriate and necessary to file, prosecute, maintain and enforce patent applications or patents.

     5.2     Infringement.

          (a) Each party shall promptly report in writing to the other party during the term of this Agreement any known or suspected infringement, unauthorized use or misappropriation of the Licensed Technology or IDEXX Improvements by a third party of which it becomes aware, and shall provide the other party with all available evidence supporting said infringement, unauthorized use or misappropriation.

          (b) Alteon shall have the initial right, with respect to Licensed Technology, and IDEXX shall have the initial right, with respect to IDEXX Improvements, to decide whether or not to initiate an infringement or other appropriate suit. If Alteon or IDEXX, as the case may be, shall decide to file said suit, such party shall give the other party reasonable advance notice of filing and shall provide the other party with an opportunity to make suggestions and comments regarding such suit. The party initiating such a suit shall keep the other party informed of the status of any such suit and, at the request of the other party, shall provide the other party with copies of all documents filed in, and all written communications relating to, such suit. The party initiating any such suit shall select counsel who shall be reasonably acceptable to the other party and, except as provided below, shall pay all expenses of the suit, including, without limitation, attorneys' fees and court costs. The other party, in its sole discretion, may elect, at any time prior to the commencement of settlement negotiations or filing of dispositive motions or within 60 days after the receipt from the initiating party of notice of the commencement of such litigation, whichever is later, to contribute to the costs incurred in connection with such litigation in an amount not to exceed 50% of such costs, whereupon such party shall share in any damages, settlement fees or other consideration received as a result of such litigation pro rata based on its share of costs. If necessary, such other party shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. The party not initiating such suit shall offer reasonable assistance to the party initiating such suit, at no charge except for the reimbursement of reasonable out-of-pocket expenses. Such party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. The initiating party shall not settle any such suit involving rights of the other party without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld.

          (c) In the event that a party entitled initially to initiate an infringement action or other appropriate suit does not initiate such action or suit within 90 days after the date of notice of infringement, the other party shall have the right, at its expense, to initiate an infringement or other appropriate suit on the terms described in Section 5.2(b).

     5.3     Claimed Infringement.

          (a) Representations. Alteon represents and warrants that (i) it has full power and authority to enter into this Agreement, to grant all of the rights it hereby grants and to undertake the commitments it hereby undertakes; (ii) the execution, delivery and

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performance by it of this Agreement in accordance with its terms do not conflict with, or result in a breach of, any agreement to which it is a party or by which it or its property is bound; and
(iii) it has received no notice of, and has no knowledge of the basis for, any claim that the exercise by IDEXX of any right or license granted under this Agreement shall infringe any patent, copyright or trade secret of a third party.

          (b) Indemnification. Alteon shall defend and indemnify IDEXX from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and costs) arising out of any claim that the use of Licensed Technology by IDEXX as contemplated herein infringes a patent, copyright or trade secret of a third party, provided that (i) IDEXX shall have promptly provided Alteon written notice thereof and reasonable cooperation, information and assistance in connection therewith, and (ii) Alteon shall have sole control and authority with respect to the defense, settlement or compromise thereof.

               Article VI.  CONFIDENTIAL INFORMATION

     6.1 Treatment of Confidential Information. Each party shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. Each party hereby agrees to exercise reasonable precautions to prevent the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

     6.2     Release from Restrictions.  The provisions of
Section 6.1 shall not apply to any Confidential Information disclosed hereunder which:

          (a) was known or used by the receiving party prior to its date of disclosure to the receiving party, as evidenced by the prior written records of the receiving party; or

          (b) either before or after the date of the disclosure to the receiving party is lawfully disclosed to the receiving party by sources other than the disclosing party rightfully in possession of the Confidential Information; or

          (c)     either before or after the date of the
disclosure to the receiving party becomes published or generally known to the public through no fault or omission on the part of the receiving party; or

          (d) is independently developed by the receiving party, without reliance upon the Confidential Information of the disclosing party; or

          (e) is required to be disclosed by the receiving party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving party provides prior written notice of such

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disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

6.3 Term of Obligations. The obligations of a party under this Article VI with respect to any Confidential Information of the other party shall remain in effect until the later of (i) five years from the date of receipt of the said Confidential Information or (ii) the termination of this Agreement.

         Article VII.  PRODUCT LIABILITY INDEMNIFICATION

     7.1 Indemnification by IDEXX. IDEXX shall defend, indemnify and hold Alteon harmless from and against all claims, losses, costs, damages, fees or expenses (including the costs and expenses of attorneys and other professionals) arising out of any third party claim of injury, damage or death occurring to any natural person, animal or tangible personal or real property as a result, directly or indirectly, of the manufacture, use or sale of Products by IDEXX, its Affiliates or sublicensees pursuant to this Agreement, except to the extent that such injury, damage or death was caused by the negligence or willful misconduct of Alteon.

     7.2 Indemnification by Alteon. Alteon shall defend, indemnify and hold IDEXX, its Affiliates and sublicensees harmless from and against all claims, losses, costs, damages, fees or expenses (including the costs and expenses of attorneys and other professionals) arising out of a claim of injury, damage or death occurring to any natural person, animal or tangible personal or real property as a result, directly or indirectly, of the manufacture, use or sale by Alteon, its Affiliates and its licensees and sublicensees of diagnostic or therapeutic products containing the Active Ingredient as an active ingredient.

     7.3 Notice. In the event that a party (the "Indemnitee") seeks indemnification under this Article VII, the Indemnitee agrees to: (i) promptly notify the other party (the "Indemnitor") of any such claim, (ii) permit the Indemnitor to assume direction and control of the defense and settlement of such claim (provided, however, that the Indemnitor shall not settle any such claim without the consent of the Indemnitee, which consent shall not be unreasonably withheld), and (iii) cooperate as requested (at the expense of the Indemnitor) in the defense of the claim.

               Article VIII.  TERM AND TERMINATION

     8.1 Term. This Agreement shall remain in effect until terminated in accordance with the provisions of this Article
VIII.

     8.2 Termination for Breach. Either party shall be entitled to terminate this Agreement by written notice to the other party in the event that the other party shall be in default of any of its obligations hereunder and shall fail to remedy any such default within 60 days after notice thereof.

     8.3 Termination by IDEXX. IDEXX shall have the right to terminate this Agreement effective on December 31 of any year
(commencing with December 31, 1998), upon not less than 90 days' prior written notice.

     8.4 Survival of Obligations; Return of Confidential Information. Upon any termination of this Agreement, each party shall promptly return to the other party all written Confidential Information, and all copies thereof, of such other party. The termination of this Agreement shall not relieve any party of any obligations accrued prior to such termination. Notwithstanding any termination of this Agreement, the obligations of the parties with respect to the protection and non-disclosure of Confidential Information (Article V), intellectual property indemnification (Section 5.3) and product liability indemnification (Article
VII), as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable.

                    Article IX.  MISCELLANEOUS

     9.1 Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except that either party may assign its rights and obligations hereunder without the prior written consent of the other party in connection with the sale by a party of all or substantially all of its business or assets relating to the subject matter of this Agreement.

     9.2 Force Majeure. Neither party shall be liable for any delay in or failure to make or take deliveries of any one or more orders, or portions thereof, due to acts of God, acts of governments, war, riots, strikes, fire, floods, explosions, shortages of supplies, destruction or damage to plant or machinery, or other causes beyond the reasonable control of such party, provided that such party shall have used its best efforts to avoid such occurrence and minimize its duration and shall have given prompt written notice thereof to the other party.

     9.3 Publicity. Neither party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written approval of the other party except as otherwise required by law. Such approval shall not be unreasonably withheld.

     9.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New
Jersey.

     9.5 Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

     9.6 Notices. Any notice or other communication in connection with this Agreement must be in writing and delivered either in person, by recognized overnight carrier, by facsimile transmission (with telephone confirmation of receipt) or by certified mail, postage and fees prepaid, return receipt requested, and addressed as follows:

If to Alteon:     Alteon Inc.
                  170 Williams Drive
                  Ramsey, New Jersey 07446
                  Fax No.:  201-934-0880
                  Attn:  Chairman and Chief Executive Officer

If to IDEXX:      IDEXX Laboratories, Inc.
                  One IDEXX Drive
                  Westbrook, Maine 04092
                  Fax No.:  207-856-0347
                  Attn:  President

or such other address as the addressee shall have specified by notice hereunder.

     9.7 No Agency. Nothing herein shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from such other party.

     9.8 Entire Agreement. This Agreement and the Schedules hereto contain the full understanding of the parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by both parties.

     9.9 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

     9.10 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

     9.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

     9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                   IDEXX Laboratories, Inc.



                                   By: /s/ David Shaw
                                       --------------------------
                                   Title: CEO
                                          -----------------------

                                   Alteon Inc.



                                   By: /s/ Kenneth I. Moch
                                       --------------------------
                                   Title: SVP & CFO
                                          -----------------------

                                                       Schedule A

                         Patent Rights
     *

* Confidential Treatment Requested

     *

Included in this agreement are all foreign counterparts to the above list of patents.

Notwithstanding the definition of Patent Rights in this Agreement, the parties acknowledge and agree that the following patent applications of Alteon shall not be deemed to be included in Patent Rights of Alteon for purposes of this Agreement:

     *


     The foregoing two patent applications, including any patents issuing therefrom and any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part, and any foreign counterparts to any of the foregoing, are referred to as the "Excluded Patents."

     Alteon grants IDEXX an option (the "Option") to acquire a worldwide, exclusive license to the Excluded Patents in the Exclusive Area, pursuant to the terms and conditions of this Agreement. The Option may be exercised at any time commencing on the date of this Agreement and ending on the earlier of: (i) the third anniversary of the date of this Agreement, or (ii) the date that is 60 days after Alteon notifies IDEXX that a third party is interested in acquiring a license to the Excluded Patents (the "Option Period").

     IDEXX may exercise the Option at any time during the Option
Period by sending written notice of the exercise of the Option to Alteon.

* Confidential Treatment Requested

     Upon exercise of the Option, the Patent Rights of Alteon shall be expanded to include the Excluded Patents and shall be subject to all of the terms and conditions contained in this Agreement applicable thereto, including the payment of any milestones applicable thereto pursuant to Section 3.1 which have not been paid prior to the exercise of the Option and the royalties set forth in
Section 3.2.